Filed pursuant to Rule 424(b)(2)

Registration No.      333-223355

PRICING SUPPLEMENT NO. 2, DATED MARCH 22, 2018

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
4.418% Medium-Term Notes, Series E, Due March 27, 2048	$400,000,000	$49,800

(1)	Excludes accrued interest, if any.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Prudential Financial, Inc.’s Registration Statement on Form S-3 (No. 333-223355).

Pricing Supplement No. 2, dated March 22, 2018,

to the Prospectus, dated March 1, 2018, and

the Prospectus Supplement, dated March 1, 2018.

$400,000,000

PRUDENTIAL FINANCIAL, INC.

4.418% MEDIUM-TERM NOTES, SERIES E

DUE MARCH 27, 2048

UNDERWRITER AND PRINCIPAL AMOUNT:
BNP Paribas Securities Corp.	$68,000,000
Deutsche Bank Securities Inc.	$68,000,000
HSBC Securities (USA) Inc.	$68,000,000
J.P. Morgan Securities LLC	$68,000,000
Wells Fargo Securities, LLC	$68,000,000
MUFG Securities Americas Inc.	$10,000,000
Scotia Capital (USA) Inc.	$10,000,000
SMBC Nikko Securities America, Inc.	$10,000,000

U.S. Bancorp Investments, Inc.	$10,000,000
CastleOak Securities, L.P.	$3,334,000
Drexel Hamilton, LLC	$3,334,000
Mischler Financial Group, Inc.	$3,333,000
Samuel A. Ramirez & Company, Inc.	$3,333,000
Siebert Cisneros Shank & Co., L.L.C.	$3,333,000
The Williams Capital Group, L.P.	$3,333,000
TOTAL	$400,000,000

The note being purchased has the following terms:

STATED MATURITY: March 27, 2048

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest: U.S. dollars

exchange rate agent: Not applicable

TRADE DATE: March 22, 2018

ORIGINAL ISSUE DATE: March 27, 2018

ORIGINAL ISSUE PRICE: 100.000%

UNDERWRITERS COMMISSION: 0.875%

NET PROCEEDS TO PRUDENTIAL FINANCIAL, INC. (before expenses): 99.125% or $396,500,000

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QCD5

REDEMPTION AND REPAYMENT Prior to December September 27, 2047, redeemable at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes and (b) the discounted value at CMT rate plus 25 basis points as described in the Prospectus Supplement dated March 1, 2018, plus accrued and unpaid interest to but excluding the redemption date. On or after September 27, 2047, redeemable at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date.

INTEREST RATE IS FIXED: Yes

INTEREST RATE IS FLOATING: No

Base Rate:

2

Base Rate Source:

Initial Interest Rate:

Spread, if any:

Spread Multiplier, if any:

Interest Determination Dates:

Interest Reset Dates:

Interest Payment Dates:

Record Dates:

Index Maturity:

Maximum Interest Rate, if any:

Minimum Interest Rate, if any:

INTEREST PAYMENT DATES: Semi-annually on the 27th day of each March and September, starting from September 27, 2018.

DAY COUNT FRACTION: The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months.

REPORTS AND EVENTS OF DEFAULT:

The indenture, to the extent relating to the notes offered hereunder, certain notes previously issued under the indenture and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial, Inc. may be required to file with the Securities and Exchange Commission, or SEC, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, will be filed with the trustee within 15 days after Prudential Financial, Inc. has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial, Inc. may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial, Inc.’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial, Inc.’s obligations under the notes offered hereunder will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For certain other outstanding series of notes of Prudential Financial, Inc., acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial, Inc.’s failure to file documents or reports with the trustee.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Supplemental Plan of Distribution

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $300,000.

Concurrent Offering

Concurrent with this offering of notes, we are also offering $600 million aggregate principal amount of 3.878% Medium-Term Notes, Series E, due March 27, 2028.

Use of Proceeds

We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include refinancing portions of our medium-term notes maturing through 2018.

BNP PARIBAS	Deutsche Bank Securities	HSBC	J.P. Morgan	Wells Fargo Securities

MUFG	Scotiabank	SMBC Nikko	US Bancorp

CastleOak Securities, L.P.	Drexel Hamilton	Mischler Financial Group, Inc.	Ramirez & Co., Inc.	Siebert Cisneros Shank & Co., L.L.C.	The Williams Capital Group, L.P.

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